UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2008

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On June 3, 2008, Schawk, Inc. (the “Company”) will make a presentation at the Boston Emerging Growth Institutional Investor Forum.  As part of this presentation, the Company notes that it currently expects first quarter 2008 revenues will be down in the range of 2% to 3% as compared to first quarter 2007 (as restated).  In addition, the Company expects first quarter 2008 expenses will be adversely impacted by higher costs associated with the Company’s external audit and previously announced accounting and internal control issues, as well as a re-branding initiative.  The Company presently expects to report first quarter results before the end of June.

Item 7.01—Regulation FD Disclosure.

A copy of the presentation referred to in Item 2.02 above is furnished as Exhibit 99.1 to this report.  The presentation will also be made available on the Company’s website under “Investor Relations” at www.schawk.com.

The information contained in the presentation shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities under that Section. Furthermore, the information contained in the presentation shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.  This report will not be deemed a determination or an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.  The information in the presentation may only be accurate as of the date hereof and is subject to change.  The Company does not assume any obligation to update the information contained in the presentation.

Item 9.01—Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1—June 3, 2008 Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: June 3, 2008	By:	/s/Timothy J. Cunningham
Name: Timothy J. Cunningham
Title: Vice President, Finance

INDEX TO EXHIBITS

Exhibit

99.1	June 3, 2008 Presentation.